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                                                                     EXHIBIT 5.1




                       [Shearman & Sterling Letterhead]




                                  July 26, 2001

HQI Transelec Chile S.A.
Santa Rosa 76
Piso 9
Santiago, Chile

Ladies and Gentlemen:

            We have acted as special U.S. counsel to HQI Transelec Chile S.A., a stock corporation (sociedad anonima) organized under the laws of the Republic of Chile (the "COMPANY"), in connection with the filing by the Company, under the Securities Act of 1933, as amended, of a registration statement on Form F-4 (the "REGISTRATION STATEMENT") with the United States Securities and Exchange Commission. Pursuant to the Registration Statement, up to $465,000,000 aggregate principal amount of the Company's outstanding 7 7/8% Senior Notes due 2011 (the "OUTSTANDING NOTES") are exchangeable for up to a like principal amount of the Company's 7 7/8% Senior Notes due 2011 (the "EXCHANGE NOTES"). The Outstanding Notes were, and the Exchange Notes will be, issued pursuant to an Indenture dated, as of April 17, 2001 (the "INDENTURE") between the Company and Bankers Trust Company, as trustee.

            In our capacity as special United States counsel to the Company, we have examined the Registration Statement, the Indenture filed as Exhibit 4.2 to the Registration Statement, the Outstanding Notes, forms of the Exchange Notes contained in such Indenture and originals or copies certified or otherwise identified to our satisfaction of such documents as we have deemed necessary or appropriate to enable us to render the opinions expressed below.

            Based upon the foregoing, it is our opinion that when the Exchange Notes are exchanged for the Outstanding Notes as contemplated in the Registration Statement, assuming they have been duly authorized, executed and delivered by the Company under the laws of the Republic of Chile and have been duly authenticated on behalf of the Trustee in accordance with the Indenture, the Exchange Notes will constitute legal, valid and binding obligations of the Company under the laws of the State of New York, enforceable against the Company in accordance with their terms.

            The opinions set forth in the above paragraph are qualified to the extent that we have assumed the due authorization, execution and delivery of the Indenture by the Trustee and the Company. The opinion set forth in the foregoing paragraph is subject to the following additional qualifications:


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      (a)   Our opinion as to the enforceability of the Indenture and the
            Exchange Notes is subject to the effect of (i) any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, (ii) general principles of equity, including, without limitation, concepts or materiality, good faith and fair dealing (regardless of whether enforcement is considered in a proceeding in equity or at law) and (iii) possible judicial action giving effect to foreign governmental actions or foreign laws affecting creditor's rights; and

      (b) We express no opinion as to the enforceability of the provisions of the Exchange Notes providing for the indemnity by one party thereto against any loss in obtaining the currency due to such party under any such agreement from a court judgment in another country.

            We are attorneys admitted to practice law in the State of New York and we do not express herein any opinion as to any matters governed by or involving conclusions under the laws of any other jurisdiction other than the federal law of the United States of America.

            We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Legal Matters" contained in the prospectus which is included in the Registration Statement.

                                                Very truly yours,

                                                /s/ Shearman & Sterling



AES/DLF/NL



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